Exhibit (a)(1)(K)


FOR IMMEDIATE RELEASE


             BAYER ANNOUNCES EXTENSION OF TENDER OFFER FOR SYBRON
                      CHEMICALS INC. TO OCTOBER 20, 2000



          PITTSBURGH, October 5, 2000 -- Bayer Corporation of Pittsburgh announced today that the tender offer by Bayer Corporation's wholly owned subsidiary, Project Toledo Acquisition Corp., for all outstanding shares of common stock of Sybron Chemicals Inc. has been extended until 11:59 p.m., New York City time, on October 20, 2000. Bayer said the extension of the tender offer will allow additional time for regulatory review of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          Bayer's tender offer was scheduled to expire at 11:59 p.m., New York City time, Thursday, October 5, 2000. The depositary for the offer, EquiServe Trust Company, N.A., has advised Bayer that 5,582,183 Sybron shares have been tendered as of the close of business on Thursday, October 5, 2000.

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Contact:

          Bayer Corporation, Mark A. Ryan, Tel.: 412-777-2500